Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

The Board of Directors
Intrepid Potash, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-209888) on Form S-3 and registration statement (No. 333-218423) on Form S-8 of Intrepid Potash, Inc. of our report dated March 12, 2019, with respect to the consolidated balance sheets of Intrepid Potash, Inc. as of December 31, 2018 and 2017, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and the financial statement schedule II (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of December 31, 2018, which report appears in the December 31, 2018 annual report on Form 10-K of Intrepid Potash, Inc.

Our report refers to a change to the accounting for revenue from contracts with customers.

/s/ KPMG LLP

Denver, Colorado
March 12, 2019